Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in each Registration Statement on Form S-8 (No. 33-53585, 333-03265, 333-95739, 333-52452, 333-52454 and 333-89532) of Deluxe Corporation of our report dated February 12, 2007 except as to the sixth paragraph of note 17, for which the date is April 27, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated April 27, 2007.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 27, 2007